Exhibit 10.5

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. Double Asterisks denote omissions.

PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT (this “Agreement”) is made and entered into as of October     , 2013, (“Effective Date”) by and between Lombard Medical, Ltd., a company incorporated under the laws of England and Wales (Registered number 02998639) with its registered office address at Lombard Medical House, 4 Trident Park, Didcot, Oxfordshire OX11 7HJ (as defined in the definitions section below, “Lombard”) and Medtronic, Inc., a Minnesota corporation with an address at an address at 710 Medtronic Parkway NE, Minneapolis, MN 55432-5604.

WITNESSETH:

WHEREAS, Medtronic represents that it has rights to a certain Jervis Patent (as defined below);

WHEREAS, Medtronic has alleged that Lombard is in the process of commercializing certain products that would infringe the Jervis Patent;

WHEREAS, Lombard denies that any of its products infringe the Jervis Patent or that the Jervis Patent is valid and enforceable; and,

WHEREAS, Medtronic and Lombard wish to amicably resolve this dispute by entering into this Agreement

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Specific Definitions. As used in this Agreement, the following definitions and terms shall have the designated meanings:

“Affiliate” of a specified person means a person that directly, or indirectly through one or more intermediate, controls, or is controlled by, or is under common control with, the person specified. For the purposes of determining whether a person is an Affiliate, “control” shall mean ownership of at least 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and at least 50% of the voting power in the case of a business entity other than a corporation.

“Appeal Period” has the meaning as set forth in Section 7.1.

“Approved Transfer” has the meaning set forth in Section 3.7.

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. Double Asterisks denotes omissions.

“Approved Transferee” has the meaning set forth in Section 3.7.

“Change of Control” of a party means:(a) a sale of all or substantially all of the assets of such party in a single transaction or in a series of related transactions; or (b) a merger or consolidation involving such party after the completion of which: (i) in the case of a merger (other than a triangular merger) or a consolidation, the shareholders immediately prior to the completion of such merger or consolidation beneficially own, directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger or consolidation, and (ii) in the case of a triangular merger, the shareholders immediately prior to the completion of such merger beneficially own, directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the parent of the surviving entity in such merger, or (c) an acquisition by any person, entity or group (other than an existing shareholder of such party), including in a merger or consolidation of the type referred to in clause “(b)” of this definition, of beneficial ownership of outstanding voting securities representing more than fifty percent (500.4) or more of the combined voting power (in a single transaction or series of transactions).

“Half Year” means from January 1 to June 30 and from July 1 to December 31, respectively.

“IPR Petition” has the meaning set forth in section 4.5.

“Jervis Patent” means U.S. Patent No. 6,306,141 (Jervis).

“Licensed Products” means [**].

“Lombard” means Lombard Medical, Ltd. and, except where specifically indicated to the contrary, its Affiliates and Subsidiaries, but only while such Affiliates and Subsidiaries remain Affiliates and Subsidiaries.

“Losses” means demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including. without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefore, and any amounts or expenses requited to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment).

“Net Sales” has the meaning set forth in Section 3.3.

“OEM Basis” has the meaning set forth in Section 2.2

“Royalty” or “Royalties” has the meaning set forth in Section 3.2.

“Subsidiary” means a person that directly or indirectly through one or more intermediaries, is controlled by the person specified. For the purposes of determining whether a person is a Subsidiary, “control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

“Territory” means the United States of America and its territories and possessions.

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. Double Asterisks denotes omissions.

“Term” has the meaning set forth in Section 7.1.

“Third Party” means any entity other than Medtronic or Lombard.

“Transfer Payment” has the meaning set forth in Section 3.7(b).

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated.

1.3 Definitional Provisions.

(a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) References to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement

(d) The term “person” includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

(e) The term “dollars” or “$” shall refer to the currency of the United States of America.

ARTICLE 2

LICENSE

2.1 License Grant. Subject to the terms and conditions of this Agreement Medtronic hereby grants a non-exclusive license to Lombard under the Jervis Patent to make, have made, use, have used, import, have imported, export, have exported, offer to sell, sell and have sold Licensed Products covered by the Jervis Patent, to practice methods covered by the Jervis Patent and to contribute to and induce others to use Licensed Products and practice methods covered by the Jervis Patent solely in the Territory. Lombard and Medtronic agree that no license, in addition to the license granted under the Jervis Patent, is to be implied or imputed. The license granted herein does not grant the right to sublicense any of the foregoing rights.

2.2 Restrictions on OEM Sales. The license granted pursuant to this Agreement shall not be used in such a way as to manufacture Licensed Products on an original equipment manufacturer basis (“OEM Basis”) for or by any Third Party who is not an Affiliate of Lombard. The term OEM Basis includes, without limitation, the manufacture and sale of any Licensed Product to any Third Party for (i) incorporation into or sale as such Third Party’s product, or (ii) the resale of such Licensed Product, as the case may be, by such Third Party under trademarks owned by the Third Party. It is the intent of the parties that the license granted herein shall be used for the sole and exclusive benefit of Lombard, including with respect to sales of its products through distributors, agents and other third parties.

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. Double Asterisks denotes omissions.

2.3 Covenant Regarding Claims.

(a) Lombard agrees that during the Term it will not challenge or cause to be challenged, directly or indirectly, the validity of the Jervis Patent in any court, tribunal or administrative body, including but not limited to the U.S. Patent and Trademark Office, an arbitration proceeding, or the like, and that Lombard will not voluntarily assist any party with any such challenge unless (i) the Jervis Patent is asserted in any proceeding against Lombard its Affiliates, customers, distributors, assignees, transferees or successors-in-interest, or any Third Party to which this Agreement may be transferred or assigned, or (ii) the Licensed Products are accused of infringing the Jervis Patent in a proceeding.

(b) Lombard agrees that during the Term it will not challenge or cause to be challenged, directly or indirectly, the enforceability of the Jervis Patent in any court, tribunal or administrative body, including but not limited to the U.S. Patent and Trademark Office, an arbitration proceeding, or the like, and that Lombard will not assist any party with any such challenge unless (i) the Jervis Patent is asserted in any proceeding against Lombard its Affiliates, customers, assignees, transferees or successors-in-interest, or any Third Party, to which this Agreement may be transferred or assigned, or (ii) the Licensed Products are accused of infringing the Jervis Patent.

ARTICLE 3

CONSIDERATION

3.1 Upfront License Fee. Lombard shall pay to Medtronic a non-refundable license fee of two million US Dollars ($2,000,000 USD) upon execution of this Agreement by wire transfer in accordance with Medtronic’s instructions.

3.2 Royalties. Lombard shall pay to Medtronic a royalty equal to the indicated percentage of annual Net Sales of Licensed Products sold in or from the Territory to a Third Party, including the Licensed Products listed on Exhibit A and any Licensed Product covered by the Jervis Patent, from and after the Effective Date of the Agreement, in the manner set forth below, and at the times set forth in Sections 3.3 and 3.4 (“Royalties”). The payment of Royalties on any Licensed Product is not an admission that the Licensed Product is in fact covered by the Jervis Patent.

On the portion of Net Sales less than $[**] in a calendar year	[**	]%

On the portion of Net Sales equal to or greater than $[**] in a calendar year	[**	]%

3.3 Royalty Calculations. (a) For purposes of this Agreement, “Net Sales” of Licensed Products with respect to a particular period means the amounts that Lombard collects against invoices to Third Parties for sales of Licensed Products listed on Exhibit A and Licensed

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. Double Asterisks denotes omissions.

Products covered by the Jervis Patent, less sales discounts, deductions, transactions costs or adjustments. Without limitation of the foregoing, Net Sales shall include all transfers of Licensed Products to Third Parties that Lombard records as a sale pursuant to generally accepted accounting principles consistently applied. The sales that are denominated in currencies other than U.S. Dollars shall be converted into U.S. Dollars based on the daily exchange rates listed in the Wall Street Journal for the last day of the Half Year period in which such sales occurred, or on such other basis to which the parties may hereafter mutually agree in writing.

3.4 Reports and Payments.

(a) Within sixty (60) days after the end of each Half Year, Lombard shall provide Medtronic with a written report, signed and certified to be correct by an officer of Lombard, indicating (i) a list of the Licensed Products sold during that Half Year (ii) Net Sales of Licensed Products during such Half Year by Lombard, and (iii) the amount of the Royalties due for such Half Year from Lombard. Simultaneously with providing the report, Lombard shall pay to Medtronic the amount of Royalties indicated as being then due in the report. This report shall not include specific end customer detail

(b) For the purposes of this Agreement, the date on which a sale is made is the date the monies are collected for such Licensed Product.

3.5 Records. Lombard agrees to keep accurate written records of the sales of Licensed Products used to generate the information contained in the reports described in Section 3.4. Such records for a particular Half Year shall be retained by Lombard for a period of not less than four (4) years after the end of such Half Year.

3.6 Audit of Records. Upon reasonable notice and during regular business hours, Lombard shall from time to time make available the records referred to in Section 3.5 for audit by an independent accounting firm selected by Medtronic for the sole purpose of verifying the accuracy of the royalty reports provided to Medtronic. Such representatives shall execute a suitable confidentiality agreement prior to conducting such audit which shall include a clause that precludes the disclosure of the contents of the records made available for inspection to Medtronic. Such audits shall be at Medtronic’s cost and expense; provided that if any such audit reveals underpayment of Royalties by [**] percent ([**]%) or more for any Half Year, then Lombard shall reimburse Medtronic for reasonable fees and expenses of Medtronic’s independent auditors incurred by Medtronic in connection with such audit. If the audit results in a finding that Lombard has underpaid any Royalties, it shall remit the additional amounts due within thirty (30) days’ following receipt of the auditor’s findings.

3.7 Assignment and Change of Control.

(a) Lombard, its Affiliates, Subsidiaries, transferees, assignees and successors-in- interest may assign or transfer in any manner all of their rights and obligations under this Agreement to a Third Party-in the event of a Change in Control of Lombard or any Affiliate in which such Third Party gains control of Lombard or such Affiliate, provided the Third Party agrees to be bound by all of the terms of the Agreement (“Approved Transfer”). The acquirer in an Approved Transfer is hereinafter referred to as the “Approved Transferee.” Upon and after the effective date of the Approved Transfer, Lombard and its Affiliates shall have no further rights or obligations except for any unpaid and already accrued royalties hereunder.

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. Double Asterisks denotes omissions.

(b) Except as set forth in Section 3.7(e), within ten (10) days following the effective date of an Approved Transfer, Lombard or the Approved Transferee shall pay to Medtronic a transfer payment of [**] US dollars ($[**]USD) (“Transfer Payment”). In addition, the royalty rate set forth in Section 3.2 shall automatically increase to [**]% on all Net Sales from and after the effective date of the Approved Transfer.

(c) An Approved Transferee’s rights shall include the right to make further assignments of all of its rights and obligations under this Agreement in the event of a subsequent Change in Control involving such Approved Transferee. Any such subsequent assignment shall be on the terms set forth in Sections 3.7(a)- (b), including but not limited to any subsequent Approved Transferee agreeing to be bound by the terms of the Agreement, paying Royalties at [**]%, and making an additional payment to Medtronic of [**] US dollars ($[**]USD) within thirty (30) days of the effective date of such subsequent Approved Transfer. For clarity, Medtronic shall be entitled to receive a Transfer Payment for each Approved Transfer during the Term.

(d) Medtronic may assign or otherwise transfer its rights and obligations under this Agreement to any Affiliate of Medtronic or to any successor in interest (by merger, share exchange, combination, consolidation, operation of law, purchase or otherwise) to Medtronic or any of its Affiliates, provided that such assignee or successor agrees to be bound by all the terms and conditions of the Agreement.

(e) Lombard and any Approved Transferee may assign or transfer all of their rights and obligations under this Agreement to a Subsidiary, provided that such Subsidiary agrees to be bound by the terms of the Agreement. For clarity, an assignment to a Subsidiary shall not trigger the obligation to make a Transfer Payment or cause the royalty rate increase set forth in Section 3.7(b) above.

ARTICLE 4

INTELLECTUAL PROPERTY

4.1 Control of Jervis Patent. As between Medtronic and Lombard, Medtronic shall have the sole and exclusive right, in Medtronic’s sole discretion, to exercise complete control over the Jervis Patent, including, but not limited to, the right to apply for, prosecute, or cause the issuance, amendment, abandonment, maintenance, re-examination or reissue of the Jervis Patent.

4.2 Infringement. As between Medtronic and Lombard, Medtronic shall have the sole and exclusive right, in Medtronic’s absolute discretion, to exercise complete control over any rights to prosecute any alleged infringement, misappropriation or misuse of the Jervis Patent

4.3 Covenant Not to Sue (CNS). Medtronic, on behalf of its self and any of its assignees, transferees, Affiliates or successors in interest (including any Affiliates that become Affiliates during the Term, but in all cases solely while such Affiliates remain Affiliates), hereby

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. Double Asterisks denotes omissions.

covenants that it will not at any time during the Term seek damages nor bring a lawsuit or cause of action against Lombard in any venue or in any manner, based on patent infringement, relating to any making, having made, selling, offering to sell, using, exporting, or importing any Licensed Products, or against any Lombard customer or distributor but solely as it relates to Licensed Products sold by Lombard to such customer or distributor. The parties agree that this CNS is transferable to Lombard’s Subsidiaries if the Agreement is pursuant to Section 3.7(e), but is non-transferable to any other Approved Transferee, and the agreement not to bring a lawsuit or cause of action against Lombard shall terminate with respect to any activities occurring prior to the effective date of any Approved Transfer to a Third Party.

4.4 Inter Partes Review. The parties agree that within 5 days after the Effective Date:

(a) If the US PTAB has not yet acted on the Inter Partes Review (IPR) petition filed by Lombard on May 6, 2013 related to the Jervis Patent (the “IPR Petition”), Lombard will notify the US PTAB that Lombard does not wish to proceed with the IPR Petition and shall request that the proceedings involving the IPR Petition be terminated and

(b) If the US PTAB has acted on the IPR Petition, the parties shall prepare and file a written statement under 37 CFR 42.74 indicating that a settlement has been reached, that the settlement be treated as business confidential information under 35 U.S.C.§ 327(b) and 37 C.P.R.§ 42.74(c) and request that the proceedings involving the IPR Petition be terminated.

ARTICLE 5

REPRESENTATIONS & WARRANTIES

5.1 Representations of Medtronic. Medtronic represents, warrants and covenants to Lombard that

(a) Medtronic is the owner of the Jervis Patent and has all the rights required to grant Lombard the license rights provided under this Agreement, and there are no encumbrances or liens on the Jervis Patent that would impair Lombard’s licensed rights provided hereunder;

(b) Medtronic has not previously granted, and further covenants not to grant, any rights to any Third Party that are inconsistent with the rights granted to Lombard under this Agreement;

(c) The execution and delivery of this License Agreement and the performance of its obligations do not conflict with, or constitute a default under, any contractual obligation of Medtronic;

(d) Medtronic is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement; and

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. Double Asterisks denotes omissions.

(e) Medtronic has taken all necessary corporate action under the laws of the state of its incorporation and its certificate of incorporation and bylaws to authorize the execution and consummation of this Agreement and, when executed and delivered by Medtronic, this Agreement shall constitute the valid and legally binding agreement of Medtronic enforceable against Medtronic in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 5.l(A)- (E), MEDTRONIC DOES NOT MAKE ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR VALIDITY OF THE JERVIS PATENT.

5.2 Representations of Lombard. Lombard represents, warrants and covenants to Medtronic that

(a) Lombard is a corporation duly organized, validly existing, and in good standing under the laws of England and Wales and bas full corporate power to enter into and perform its obligations under this Agreement;

(b) The execution and delivery of this License Agreement and the performance of its obligations do not conflict with, or constitute a default under, any contractual obligation of Lombard; and,

(c) Lombard has taken all necessary corporate action under the laws of the state of its incorporation and its articles of incorporation and bylaws to authorize the execution and consummation of this Agreement and, when executed and delivered by Lombard, this Agreement shall constitute the valid and legally binding agreement of Lombard enforceable against Lombard in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 5.2(A)- (C), LOMBARD DOES NOT MAKE ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND EITHER EXPRESS OR IMPLIED.

ARTICLE 6

INDEMNIFICATION

6.1 Indemnification by Medtronic. Subject to Section 6.4 below, Medtronic agrees to defend, indemnify and hold harmless Lombard and its Affiliates, and their respective officers, directors, employees, shareholders, agents and representatives, from and against and in respect of any and all Losses resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of any breach of representation, warranty, or agreement on the part of Medtronic under this Agreement except to the extent such claims are based on a breach by Lombard of its warranties or representations.

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. Double Asterisks denotes omissions.

6.2 Indemnification by Lombard. Subject to Section 6.4 below, Lombard shall indemnify, defend and hold harmless Medtronic and its Affiliates, and their respective officers, directors, employees, shareholders, agents and representatives, from and against and in respect of any and all Losses resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of any breach of representation, warranty, or agreement on the part of Lombard under this Agreement except to the extent such claims are based on a breach by Medtronic of its warranties or representations.

6.3 Third Party Claims. If a claim by a Third Party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 6, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not adversely affect the indemnifying party’s ability to defend such claim against a Third Party. The indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the indemnified party. If the indemnifying party elects to settle or defend such claim, the indemnifying party shall notify the indemnified party within thirty (30) days (but in no event less than twenty (20) days before any pleading, filing or response on behalf of the indemnified party is due) of the indemnifying party’s intent to do so. If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of the election within thirty (30) days (or such shorter period provided above) after receipt of the indemnified party’s notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder. Regardless of which party is controlling the settlement of defense of any claim: (a) both the indemnified party and indemnifying party shall act in good faith; (b) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party or of its subsidiaries; (c) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, with all fees, costs and expenses of such counsel borne by the indemnified party. So long as the indemnifying party is reasonably contesting any such Third Party claim in good faith and the foregoing clause (b) is being complied with, the indemnified party shall not pay or settle any such claim; (d) no entry of judgment or settlement of a claim may be agreed to without the written consent of the indemnified party; and (e) the indemnifying party shall promptly reimburse the indemnified party for the full amount of such claim and the related as incurred by the indemnified party pursuant to this Article 6. The controlling party shall upon request deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of any hearing or other court proceeding relating to such claim.

ARTICLE 7

TERM AND TERMINATION

7.1 Term of License. (a) Unless otherwise terminated in accordance with the terms hereof, this Agreement and the license granted under Section 2.1 shall become effective on the Effective Date of the Agreement and shall terminate when the Jervis Patent expires or is found invalid or unenforceable by a court or other governmental agency of competent jurisdiction from which no further appeal has been or can be taken (“Term”).

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. Double Asterisks denotes omissions.

(b) The payment of Royalties will be suspended from the date of the entry of an appealable judgment or finding of invalidity or unenforceability until the date on which there is a final determination from which no appeal can be taken (the “Appeal Period”). If the Jervis Patent is found invalid or unenforceable under an order that is appealable and is timely appealed, then during the Appeal Period, Lombard shall deposit into escrow the Royalties which would be otherwise payable to Medtronic, to be held pending outcome of the appeal (“Escrow Royalties”). If Medtronic is successful in the appeal, the escrow agent will deliver Escrow Royalties to Medtronic, otherwise to Lombard. If the final determination is that the Jervis Patent is invalid or unenforceable, then the escrow agent shall deliver the Escrow Royalties to Lombard and no Royalties will be due thereafter.

7.2 Termination of License. This Agreement may be terminated as follows:

(a) If Medtronic believes that Lombard is in breach of any of the material terms of this Agreement, including but not limited to the obligations to make payments under Sections 3.1, 3.2 or 7.1, then Medtronic may send a written notice of termination, at its option and without prejudice to any of its other legal and equitable rights and remedies, particularly specifying the alleged breach. Lombard shall have thirty (30) days to cure the alleged breach or dispute Medtronic’s allegations, explaining in detail in writing why there has been no breach. Such notice of termination shall not be effective if Lombard cures the specified breach or disputes the allegations within such thirty (30) day period. In the event of a dispute the Agreement shall remain in full force and effect until the dispute is finally resolved. In addition, if Lombard challenges or causes to be challenged, directly or indirectly, the validity or enforceability of the Jervis Patent other than for the reasons allowed for in Sections 2.3(a) and (b) in any proceeding, then Medtronic may terminate this Agreement immediately, at its option and without prejudice to any of its other legal and equitable rights and remedies, upon giving Licensee thirty (30) days’ notice in writing.

(b) Either party may, by written notice to the other party (which notice shall be effective upon dispatch), terminate this Agreement in the event that such other party becomes insolvent, makes an assignment for the benefit of creditors, or goes into liquidation or receivership.

7.3 Effect of Termination of License. Upon termination of this Agreement, in addition to any other rights or remedies at law:

(a) Lombard shall not be released from the obligation to make payment of all Royalties on Licensed Products that accrued prior to the effective date of the termination.

(b) The rights and obligations of the parties under Articles and Sections 5, 6, 7.3 and 8 shall survive termination of this Agreement.

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. Double Asterisks denotes omissions.

ARTICLE 8

MISCELLANEOUS

8.1 Limitation of Remedies. NEITHER MEDTRONIC NOR LOMBARD SHALL HAVE ANY LIABILITY TO ANY PERSON FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES OF ANY DESCRIPTION, WHETHER ARISING OUT OF WARRANTY OR CONTRACT, NEGLIGENCE OR OTHER TORT, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOST PROFITS OR LOST BUSINESS OPPORTUNITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE LICENSES GRANTED HEREIN.

8.2 Complete Agreement. This Agreement and the Exhibit(s) attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without reference of the choice of law principles thereof.

8.4 Consents; Waivers. Any approval, authorization, waiver or consent required by this Agreement must be in writing, duly signed by an authorized representative of the granting party. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.5 Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally to such party or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt.

if to Medtronic, to: Medtronic Vascular Therapies, Inc. 3576 Unocal Place Santa Rosa, CA 95403 Attention: Chief Patent Counsel	if to Lombard, to: Lombard Medical Limited Lombard Medical House, 4 Trident Park Didcot, Oxfordshire, OX11 7HJ Attention: Company Secretary

With copies to: Medtronic, Inc. World Headquarters Mail Stop LC400 710 Medtronic Parkway Minneapolis, MN 55432 Attention: General Counsel	With copies to: Steven D. Hemminger Alston & Bird, LLP 275 Middlefield Rd Suite 150 Menlo Park, CA 94025

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. Double Asterisks denotes omissions.

and Medtronic, Inc.

World Headquarters Mail Stop LC300 710 Medtronic Parkway Minneapolis, MN 55432-5604 Attention: Vice-President, Corporate Development

Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally) or on the day shown on the return receipt (if delivered by mail or delivery service).

8.6 Expenses. Except as expressly provided herein, Medtronic and Lombard shall each pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

8.7 Titles and Headings; Construction. The titles and headings to Sections and Articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

8.8 Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms so long as the invalidity of any provision does not materially alter the original intended scope of the Agreement or alter the legal substance of the transactions contemplated by this Agreement in any manner materially adverse to any party. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as mended to long as the narrowing of any provision does not materially alter the original intended scope of the Agreement.

8.9 No Joint Venture. Nothing contained in this Agreement will be deemed to create a joint venture, partnership, agency or similar endeavor between the parties hereto. Each party will act solely as an independent contractor and neither part will have any power or authority to directly or indirectly bind or act on behalf of the other.

8.10 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as set forth in Article 6 (Indemnification) and Section 8.13.

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. Double Asterisks denotes omissions.

8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument. For purposes hereof, an electronic or facsimile copy of this Agreement, including the signature pages hereto, shall be deemed to be an original. Notwithstanding the foregoing, the parties shall each deliver original execution copies of this Agreement to one another as soon as practicable following execution.

8.12 Confidentiality; Public Announcement. Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other parties’ written consent, except as may be required by applicable law (including applicable SEC rules and regulations) or stock exchange regulation; provided that, prior to disclosure of any provision of this Agreement to any governmental agency or stock exchange, disclosing party shall provide written notice to the non-disclosing party to allow the non-disclosing party to take whatever action it deems appropriate to seek confidential treatment or other applicable limitations on the public availability of any information that the non-disclosing party considers sensitive or confidential.

8.13 Release. In exchange for the consideration granted herein, Medtronic hereby unconditionally releases acquits and forever discharges Lombard, its employees, officers, directors, successors, assignees and its customers from any and all liabilities, actions, causes of actions, claims, debts, accounts, demands, damages, claims for indemnification or contribution, costs, expenses or fees whatsoever, whether known or unknown, certain or speculative, asserted or unasserted, arising from or related to the alleged infringement of the Jervis Patent by Lombard prior to the Effective Date of the Agreement. It giving such release, Medtronic acknowledge that it is familiar with and expressly waives all rights and benefits under Section 1542 of the California Civil Code and any other similar laws of any state or territory of the United States and other jurisdictions. Section 1542 of the California Civil Code provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

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Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. Double Asterisks denotes omissions.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in the manner appropriate to each, effective as of the date first above written.

LOMBARD MEDICAL Ltd.

By:	/s/ Simon Hubbert
Its:	CEO
Date:	14 October 2013

MEDTRONIC, INC.

By:	/s/ Doug Hoekstra
Its:	V.P. and Controller
Date:	14 October 2013

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information. Double Asterisks denotes omissions.

Exhibit A

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